Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

•	Third quarter sales of $27 million yielded $0.11 earnings per share

•	Orders were $61.8 million in the quarter including $52.3 million from the defense industry

•	Record backlog of $149.7 million; 45% to 50% expected to ship in next twelve months

•	Fiscal year 2021 revenue expected to be $93 million to $97 million with gross margin between 21% and 22%

BATAVIA, NY, January 28, 2021 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries, today reported financial results for its third quarter and nine months ended December 31, 2020, of the fiscal year ending March 31, 2021 (“fiscal 2021”).

James R. Lines, Graham’s President and Chief Executive Officer, commented, “We delivered a solid quarter as strong refining sales in Asia offset our weaker domestic refining and petrochemical markets, resulting in 7% year-over-year growth. In fact, despite difficult current macroeconomic conditions, our team delivered both top and bottom-line growth.

A significant takeaway in the quarter was our record level of orders and backlog. As we have discussed over the last several years, we have focused significant resources on building our defense business because we believe requirements in that market provide operational synergies and align with our capabilities which include:

•	vacuum and heat transfer how-how

•	complex, long-cycle project management, and

•	precision fabrication of large weldments.

Importantly, we believe defense markets offer long-term growth potential, provide improved visibility that reduces investment and planning risk, and are less cyclical than our historic core markets. Notably, more than 80% of the $62 million in new orders in the quarter and approximately 70% of the record $150 million in backlog are from the U.S. Navy. We intend to consistently intensify our focus on sales to the stronger and more stable defense market while staying committed to our core markets. We are also actively participating in the energy transition into renewable fuels and other areas of growth in alternative energy markets.”

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Third Quarter Fiscal 2021 Sales Summary (All comparisons are with the same prior-year period unless noted otherwise. See accompanying financial tables for a breakdown of sales by industry and region)

Net sales were $27.2 million compared with $25.3 million in the third quarter of fiscal 2020. Strong sales reflected the completion of large refinery projects in Asia. This also offset an approximately $0.9 million impact of reduced production volume due to COVID-19-related employee absences.

Sales to the refining markets increased $4.2 million to $16.5 million and represented 60% of total sales. Sales to the defense markets were up 4% from the prior-year period to $4.5 million this quarter, while chemical/petrochemical market sales were $4.8 million compared with $6.2 million in the prior year.

From a geographic perspective, the refinery projects in Asia drove international sales to 61% of total sales compared with 47% in the prior-year period. Domestic sales in the fiscal 2021 third quarter were 39% of total sales compared with 53% in the third quarter of fiscal 2020.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve-month basis.

Third Quarter Fiscal 2021 Performance Review All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)
	Q3 FY21	Q3 FY20	Change
Net sales	$27.2	$25.3	$1.9
Gross profit	$6.2	$4.0	$2.2
Gross margin	22.9%	16.0%
Operating profit	$1.3	$(0.4)	$1.7
Operating margin	4.8%	(1.6%)
Net income	$1.1	$0.0	$1.1
Diluted EPS	$0.11	$0.00
EBITDA	$1.8	$0.2	$1.7
EBITDA margin	6.7%	0.7%

*

Graham believes that EBITDA (defined as consolidated net income before net interest income, income taxes, depreciation, and amortization), and EBITDA margin (EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached table on page 10 for additional important disclosures regarding Graham’s use of EBITDA and EBITDA margin as well as the reconciliation of net income to EBITDA.

Gross margin expanded 690 basis points in the quarter to 22.9% driven by a better mix of projects and better overhead absorption.

Selling, general and administrative (“SG&A”) expenses, were $4.9 million, up $0.5 million, or 11%, mostly due to higher commissions related to the refinery projects in Asia. SG&A, as a percent of sales for the three-month periods ended December 31, 2020 and 2019 were 18.2% and 17.6%, respectively.

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Operating profit was $1.3 million, up $1.7 million from last year. Operating profit was adversely impacted in the quarter by $0.4 million resulting from COVID-19 related employee absences. Net income was $1.1 million, or $0.11 per share compared with breaking even last year.

EBITDA margin expanded 600 basis points in the quarter on higher volume and a better mix of projects.

Year-to-Date Fiscal 2021 Performance Review (All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)
	YTD FY21	YTD FY20	Change
Net sales	$71.8	$67.5	$4.3
Gross profit	$15.5	$13.7	$1.8
Gross margin	21.6%	20.3%
Operating profit	$2.4	$0.3	$2.1
Operating margin	3.3%	0.5%
Net income	$2.0	$1.3	$0.7
Diluted EPS	$0.20	$0.13
EBITDA	$4.0	$2.1	$2.0
EBITDA margin	5.6%	3.1%

International sales were $34.4 million and represented 48% of total sales, compared with $23.9 million, or 35%, of sales in the fiscal 2020 nine-month period. Sales to the U.S. were $37.4 million, or 52% compared with $43.6 million, or 65% during the same period in the prior year.

Gross profit and margin improved due to higher volume and a more favorable mix of projects.

SG&A was $13.1 million, up 2%, or $0.2 million, mostly as a result of higher sales commissions. Also, included in the first nine months of fiscal 2020 was $0.6 million of SG&A for the divested commercial nuclear utility business. As a percent of sales, SG&A was 18% compared with 19% in the prior-year period.

The effective tax rate was 26%, compared with 22% in the prior-year period. The higher effective tax rate in fiscal 2021 reflects the impact of the loss incurred in the first quarter resulting from the impact of the global pandemic on the business.

Strong Balance Sheet with Ample Liquidity

Cash, cash equivalents and investments at December 31, 2020 decreased $3.7 million to $69.3 million from March 31, 2020. This was primarily due to the timing of working capital requirements. Net cash provided by operating activities for year-to-date fiscal 2021 was $0.7 million compared with $4.1 million of net cash used in the same period last year.

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Capital spending was $0.7 million in the third quarter of fiscal 2021 and was $1.5 million in fiscal 2021 year-to-date. The Company expects capital expenditures for fiscal 2021 to be between $2.0 million and $2.5 million, of which 80% to 85% is expected to be for machinery and equipment and the remainder to be used for other items.

As of December 31, 2020, Graham had no debt.

Orders and Backlog

Orders for the quarter were $61.8 million, up $41.8 million from the prior-year period. Defense orders were $52.3 million in the quarter and significantly expanded defense industry related backlog. The remaining $9.5 million in orders were primarily from the global refining and chemical/petrochemical markets, which have been heavily impacted by the global pandemic and weak oil prices. Chemical and petrochemical orders were $4.6 million, compared with $2.3 million in the prior-year period. Refining orders were $3.2 million in the current quarter, compared with $8.5 million in the third quarter of fiscal 2020.

The Company believes that the pipeline of available opportunities in the defense industry remains strong, and that the timing of orders in this industry can be variable. Graham also expects the order pipeline for the energy and chemicals industries to remain soft due to the implications of the global pandemic on demand and the geopolitical imbalance in global energy markets.

Domestic orders were 94% of total net orders in the third quarter of fiscal 2021, reflecting the large order volume from the U.S. Navy. Domestic orders were 77% in the prior-year period.

Backlog at the end of the fiscal 2021 third quarter was $149.7 million, up $34.8 million from September 30, 2020.

Backlog by industry at December 31, 2020 was approximately:

•	70% for U.S. Navy projects

•	20% for refinery projects

•	7% for chemical/petrochemical projects

•	3% for other industrial applications

The Company expects approximately 45% to 50% of backlog will convert to revenue within the next 12 months. Approximately $20 million to $30 million of backlog related to the defense industry is expected to convert to sales beginning in fiscal 2021. For the nine-month period in fiscal 2021, the Company realized $17.4 million in sales to the defense industry.

Fiscal 2021 Guidance

Mr. Lines concluded, “We are confident in our revenue expectation for fiscal 2021 based on anticipated shipments from backlog. Most of the orders won in the third quarter, principally those from the defense industry, are expected to shipment beyond fiscal 2022. The timing and strength of any recovery in the global chemical/petrochemical and energy markets over the next several quarters will determine our outlook for fiscal 2022.”

The revenue guidance and expectations for gross margin and SG&A expense for fiscal 2021 are based on the assumption that Graham will be able to operate its production facility at planned capacity, has access to its global supply chain including its subcontractors, and does not experience significant COVID-19-related disruptions or any other unforeseen events.

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Fiscal 2021 guidance:

•	Revenue expectations of between $93 million and $97 million are unchanged from prior guidance,

•	Gross margin expectations have been tightened to between 21% and 22%,

•	SG&A expenses are expected to be slightly higher at $17.3 million to $17.8 million,

•	And, the effective tax rate range has been expanded to 22% to 24%.

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the third quarter of fiscal 2021, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Thursday, February 4, 2021. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13714789. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality.

Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, effects of the COVID-19 global pandemic, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence,

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, the extreme price volatility seen in the first six months of calendar year 2020, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Christopher M. Gordon
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3748
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / cgordon@keiadvisors.com

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Graham Corporation

Third Quarter Fiscal 2021

Consolidated Statements of Income - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
Net sales	$27,154	$25,286	7%	$71,818	$67,522	6%
Cost of products sold	20,927	21,242	(1%)	56,330	53,816	5%

Gross profit	6,227	4,044	54%	15,488	13,706	13%
Gross margin	22.9%	16.0%		21.6%	20.3%

Other expenses and income:
Selling, general and administrative	4,936	4,441	11%	13,091	12,844	2%
Selling, general and administrative – amortization	—	—	N/A	—	11	N/A
Other expense	—	—	N/A	—	523	N/A

Operating profit	1,291	(397)	(425%)	2,397	328	631%

Operating margin	4.8%	(1.6%)		3.3%	0.5%

Other income	(55)	(87)	(37%)	(164)	(261)	(37%)
Interest income	(23)	(318)	(93%)	(143)	(1,080)	(87%)
Interest expense	1	2	(50%)	9	9	0%

Income before provision for income taxes	1,368	6	N/A	2,695	1,660	62%
Provision for income taxes	308	(3)	N/A	709	364	95%

Net income	$1,060	$9	N/A	$1,986	$1,296	53%

Per share data:
Basic:
Net income	$0.11	$0.00	N/A	$0.20	$0.13	53%

Diluted:
Net income	$0.11	$0.00	N/A	$0.20	$0.13	53%

Weighted average common shares outstanding:
Basic	9,977	9,884		9,950	9,874
Diluted	9,977	9,888		9,950	9,877
Dividends declared per share	$0.11	$0.11		$0.33	$0.32

N/A: Not Applicable

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Graham Corporation

Third Quarter Fiscal 2021

Consolidated Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	December 31,	March 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$63,792	$32,955
Investments	5,500	40,048
Trade accounts receivable, net of allowances ($30 and $33 at December 31 and March 31, 2020, respectively)	19,884	15,400
Unbilled revenue	14,950	14,592
Inventories	17,463	22,291
Prepaid expenses and other current assets	1,004	906
Income taxes receivable	604	485

Total current assets	123,197	126,677
Property, plant and equipment, net	17,457	17,587
Prepaid pension asset	4,091	3,460
Operating lease assets	135	243
Other assets	106	153

Total assets	$144,986	$148,120

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$21	$40
Accounts payable	15,753	14,253
Accrued compensation	5,410	4,453
Accrued expenses and other current liabilities	4,123	3,352
Customer deposits	19,115	26,983
Operating lease liabilities	80	153

Total current liabilities	44,502	49,234
Finance lease obligations	39	55
Operating lease liabilities	45	82
Deferred income tax liability	1,668	721
Accrued pension liability	827	747
Accrued postretirement benefits	572	557

Total liabilities	47,653	51,396

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,779 and 10,689 shares issued and 9,976 and 9,881 shares outstanding at December 31 and March 31, 2020, respectively	1,078	1,069
Capital in excess of par value	27,193	26,361
Retained earnings	90,083	91,389
Accumulated other comprehensive loss	(8,526)	(9,556)
Treasury stock (803 and 808 shares at December 31 and March 31, 2020, respectively)	(12,495)	(12,539)

Total stockholders’ equity	97,333	96,724

Total liabilities and stockholders’ equity	$144,986	$148,120

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Graham Corporation

Third Quarter Fiscal 2021

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Nine Months Ended
	December 31,
	2020	2019
Operating activities:
Net income	$1,986	$1,296
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,458	1,468
Amortization	—	11
Amortization of actuarial losses	799	747
Equity-based compensation expense	821	731
Gain on disposal or sale of property, plant and equipment	3	(2)
Loss on sale of Energy Steel & Supply Co	—	87
Deferred income taxes	776	33
(Increase) decrease in operating assets:
Accounts receivable	(4,220)	(438)
Unbilled revenue	(284)	(6,799)
Inventories	4,999	4,225
Prepaid expenses and other current and non-current assets	(76)	(7)
Income taxes receivable	(119)	301
Operating lease assets	116	176
Prepaid pension asset	(631)	(653)
Increase (decrease) in operating liabilities:
Accounts payable	1,401	(3,036)
Accrued compensation, accrued expenses and other current and non-current liabilities	1,754	(299)
Customer deposits	(8,092)	(1,938)
Operating lease liabilities	(116)	(101)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	95	79

Net cash provided (used) by operating activities	670	(4,119)

Investing activities:
Purchase of property, plant and equipment	(1,462)	(1,389)
Proceeds from disposal of property, plant and equipment	6	2
Proceeds from the sale of Energy Steel & Supply Co	—	602
Purchase of investments	(37,103)	(141,414)
Redemption of investments at maturity	71,651	145,146

Net cash provided by investing activities	33,092	2,947

Financing activities:
Principal repayments on finance lease obligations	(35)	(38)
Principal repayments on long-term debt	(4,599)	—
Proceeds from the issuance of long-term debt	4,599	—
Issuance of common stock	—	24
Dividends paid	(3,292)	(3,163)
Purchase of treasury stock	(23)	(230)

Net cash used by financing activities	(3,350)	(3,407)

Effect of exchange rate changes on cash	425	(143)

Net increase (decrease) in cash and cash equivalents, including cash classified within current assets held for sale	30,837	(4,722)
Net decrease in cash classified within current assets held for sale	—	552

Net increase (decrease) in cash and cash equivalents	30,837	(4,170)
Cash and cash equivalents at beginning of period	32,955	15,021

Cash and cash equivalents at end of period	$63,792	$10,851

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Graham Corporation

Third Quarter Fiscal 2021

EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$1,060	$9	$1,986	$1,296
Net interest income	(22)	(316)	(134)	(1,071)
Income taxes	308	(3)	709	364
Depreciation & amortization	486	488	1,458	1,479

EBITDA	$1,832	$178	$4,019	$2,068

EBITDA margin %	6.7%	0.7%	5.6%	3.1%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before net interest income, income taxes, depreciation, and amortization and EBITDA margin is defined as EBITDA as a percentage of sales. EBITDA and EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2021

Graham Corporation

Third Quarter Fiscal 2021

Additional Information – Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q120	Q220	Q320	Q420	FY2020	Q121	Q221	Q321
	Total	Total	Total	Total	Total	Total	Total	Total
Orders	$15.1	$32.6	$20.0	$12.3	$80.0	$11.5	$35.0	$61.8
Backlog	$117.2	$127.8	$122.9	$112.4	$112.4	$107.2	$114.9	$149.7

SALES BY INDUSTRY FY 2021*

($ in millions)

	Q1	% of	Q2	% of	Q3	% of
FY 2021	6/30/20	Total	9/30/20	Total	12/31/20	Total
Refining	$2.7	16%	$10.3	37%	$16.5	60%
Chemical/ Petrochemical	$8.0	48%	$5.5	20%	$4.8	18%
Defense	$3.5	21%	$9.4	34%	$4.5	17%
Other Commercial	$2.5	15%	$2.8	10%	$1.4	5%
Total	$16.7		$28.0		$27.2

SALES BY INDUSTRY FY 2020*

($ in millions)

	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
FY 2020	6/30/19	Total	9/30/19	Total	12/31/19	Total	3/31/20	Total	FY2020	Total
Refining	$7.5	36%	$6.3	29%	$12.2	49%	$7.4	32%	$33.4	37%
Chemical/ Petrochemical	$7.1	35%	$10.5	48%	$6.2	24%	$7.1	31%	$30.9	34%
Defense	$2.1	10%	$2.6	12%	$4.3	17%	$5.6	24%	$14.6	16%
Other Commercial	$3.9	19%	$2.2	11%	$2.6	10%	$3.0	13%	$11.7	13%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

*	Quarters may not sum to year-to-date/total fiscal year due to rounding

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Graham Corporation Reports Sales of $27 million in Third Quarter Fiscal 2021

January 28, 2020

Graham Corporation

Third Quarter Fiscal 2021

Additional Information - Unaudited

(Continued)

SALES BY REGION FY 2021*

($ in millions)

FY 2021	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total
United States	$9.4	56%	$17.3	62%	$10.7	39%
Middle East	$0.4	3%	$1.0	4%	$0.8	3%
Asia	$5.2	31%	$4.5	16%	$11.2	41%
Other	$1.7	10%	$5.2	18%	$4.5	17%
Total	$16.7		$28.0		$27.2

SALES BY REGION FY 2020*

($ in millions)

FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total	Q3 12/31/19	% of Total	Q4 3/31/20	% of Total	FY2020	% of Total
United States	$14.4	70%	$15.7	73%	$13.4	53%	$14.5	63%	$58.0	64%
Middle East	$0.8	4%	$0.5	2%	$7.5	30%	$4.3	19%	$13.1	14%
Asia	$3.2	16%	$1.0	5%	$0.7	3%	$0.6	2%	$5.5	6%
Other	$2.2	10%	$4.4	20%	$3.7	14%	$3.7	16%	$14.0	16%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

*	Quarters may not sum to year-to-date/total fiscal year due to rounding

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